UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

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Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: May 23, 2012

TIFFANY & CO.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9494 (Commission File Number)	13-3228013 (I.R.S. Employer Identification No.)

727 Fifth Avenue, New York, New York (Address of principal executive offices)	10022 (Zip Code)

Registrant's telephone number, including area code:  (212) 755-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

    Item 8.01.          Other Events.

Elsa Peretti, age 72, licenses Tiffany and Company (“Tiffany”) to make, have made and sell jewelry and other products made in conformance to her designs and bearing her trademarks.  Since 1974, Tiffany has been the sole licensee for the intellectual property rights necessary to make and sell Peretti-designed products under Ms. Peretti’s trademarks (the “Peretti Intellectual Property”). Under the written license agreement (the “License Agreement”) between Ms. Peretti and Tiffany, Ms. Peretti retains ownership of the Peretti Intellectual Property and exercises approval rights with respect to important aspects of the promotion, display, manufacture and merchandising of Peretti-designed products. In addition, Tiffany is contractually required to devote a portion of its advertising budget to the promotion of the Peretti-designed products. In 2009, 2010 and 2011, the designs of Ms. Peretti accounted for 10% of the Registrant’s net sales. Ms. Peretti receives a royalty for Tiffany’s use of the Peretti Intellectual Property.

Recently, Ms. Peretti has expressed interest in retiring from her relationship with Tiffany and has authorized her advisors to initiate negotiations with Tiffany regarding the possible purchase by Tiffany of the Peretti Intellectual Property. Tiffany has made a firm offer to Ms. Peretti in an amount that is based upon the value of the Peretti Intellectual Property to Tiffany.  To date, Ms. Peretti and Tiffany have not reached agreement on the price for the Peretti Intellectual Property. An acquisition of the Peretti Intellectual Property at the offered price would represent a significant investment for the Registrant and would likely improve cash flows and operating results in subsequent years.

   Ms. Peretti’s advisors have informed Tiffany that, if a transaction in respect of the Peretti Intellectual Property is not completed, Ms. Peretti may consider exercising her right to terminate the License Agreement. The License Agreement may be terminated by either party by written notice. If the License Agreement is terminated by either party, Tiffany would, for six months following the date of notice of termination, retain all rights under the License Agreement, including the right to make and have made Peretti-designed products. Following such six-month period, Tiffany would have an additional year to sell any Peretti-designed products on hand or on order.  Thereafter, Tiffany would be permitted to sell any Peretti-designed products on hand, subject to Ms. Peretti’s right to purchase these remaining products.

   The Registrant can provide no assurance that the negotiations for the purchase of the Peretti Intellectual Property will continue, that a purchase price will be agreed upon or that the License Agreement will remain in effect.

   If Tiffany ceases to have an exclusive license to use the Peretti Intellectual Property, the Registrant’s operating results may be adversely affected. However, since the transition provisions in the License Agreement minimize the short-term impact of the termination of the license, Tiffany’s management believes that potential losses in net sales could be substantially mitigated through efforts that include the design and merchandising of new products, redeployment of advertising and display resources now devoted to Peretti-designed products, and changes in the promotion, display and merchandising of existing products. Moreover, Tiffany would be relieved of its royalty obligation and its advertising commitment under the License Agreement. Nonetheless, Tiffany has enjoyed significant success and profitability from its longstanding relationship with Ms. Peretti, and there can be no assurance as to whether or the extent to which such mitigation efforts would offset the results realized under the License Agreement. While the Registrant has previously disclosed the risk that it might be unable to continue to offer merchandise designed by Ms. Peretti, the developments disclosed in this report should be considered to increase that risk.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BY:	TIFFANY & CO. /s/ Patrick B. Dorsey
Patrick B. Dorsey Senior Vice President, Secretary and General Counsel

Date:  May 23, 2012

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